Filed Pursuant to Rule 433

Registration No. 333-271899-04

**PRICING DETAILS** Bridgecrest $680MM Subprime Auto ABS BLAST 2024-3

Joint-Lead Managers: Wells Fargo (Str), Citi, and Deutsche Bank

Co-Manager: Fifth Third

Capital Structure:

CL	Size (mm)	WAL^	S&P/KBRA**	E. FNL.	L. FNL.	BENCH	SPRD	YLD%	CPN%	$PX

A-1	$96.000	0.10	A-1+/K1+	10/15/24	08/15/25	I-Curv	19	5.541	5.541	100.00000
A-2	$128.000	0.55	AAA/AAA	06/16/25	02/16/27	I-Curv	45	5.610	5.540	99.99726
A-3	$112.000	1.24	AAA/AAA	02/17/26	04/17/28	I-Curv	65	5.407	5.340	99.99175
B	$64.000	1.78	AA/AA	07/15/26	10/16/28	I-Curv	90	5.431	5.370	99.99928
C	$100.000	2.33	A/A	04/15/27	07/16/29	I-Curv	140	5.774	5.700	99.98772
D	$124.000	3.20	BBB/BBB-	04/17/28	05/15/30	I-Curv	170	5.911	5.830	99.97261
E	$56.000	3.73	BB/BB-	04/17/28	04/15/31	<Not Offered>

^	WAL to 1.75% ABS to 10% Clean-Up Call

** Expected Ratings

-Deal Summary-

Offered Size	:	$624,000,000
Exp. Settle	:	7/24/2024
Pxg Speed	:	1.75% ABS to 10% Call
Offering Format	:	Public/SEC Registered
First Pay Date	:	8/15/2024
ERISA Eligible	:	Yes
Exp. Ratings	:	S&P/KBRA
Min Denoms	:	$1k x $1k
BBG Ticker	:	BLAST 2024-3
B&D	:	Wells Fargo

-Available Information-

*	Preliminary Prospectus, FWP, and CDI : Attached
*	Intex Deal Name : wsblast202403 Password: 6Y7A
*	Roadshow Link : https://dealroadshow.com | Passcode: BLAST243 (case sensitive)
*	Direct Link : https://dealroadshow.com/e/BLAST243

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